UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                 ----------------------------------------------

                                CN BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                                    MARYLAND
         (State or other jurisdiction of incorporation or organization)

                                   52-1954396
                     (I.R.S. Employer Identification Number)

                              7401 RITCHIE HIGHWAY
                           GLEN BURNIE, MARYLAND 21061
                                 (410) 760-7000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  JAN W. CLARK
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CN BANCORP, INC.
                              7401 RITCHIE HIGHWAY
                           GLEN BURNIE, MARYLAND 21061
                                 (410) 760-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

If this form is a post-effective amendment file pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                      Proposed               Proposed
      Title of each                                   Maximum                Maximum                Amount of
      Shares to be              Amount to be          Aggregate              Aggregate              Registration
       Registered               Registered            Price per Unit (1)     Offering Price         Fee
================================================================================================================
Common Stock, Par
 Value $10.00 per Share       200,000 Shares               $14.05            $2,810,000.00              $356.03
================================================================================================================



(1) Determined, solely for the purpose of calculating the registration fee, in accordance with Rule 457(c), upon the basis of the average of the bid and ask prices of the Common Stock, par value $10.00 per share, of the registrant as reported on the OTC Bulletin Board System as of April 6, 2004.

                           --------------------------


                                   PROSPECTUS

                                CN BANCORP, INC.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                         200,000 Shares of Common Stock

                          -----------------------------

         This Prospectus relates to 200,000 authorized but unissued shares of common stock, par value $10.00 per share (the "Common Stock"), of CN Bancorp, Inc. ("Bancorp"), being offered hereby to the shareholders of Bancorp in connection with Bancorp's Dividend Reinvestment and Stock Purchase Plan, (the "Plan"). The Plan is intended to provide holders of the Common Stock who participate in the Plan with a convenient and economical method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commissions or service charges.

         Pursuant to the Plan, cash dividends on shares which are registered in a participant's name, or which are kept in a participant's account under the Plan, will be automatically reinvested in additional shares of Common Stock. Participants in the Plan also will have the opportunity to purchase additional shares of common stock under the Plan by making optional cash payments.

         The price of shares of Common Stock purchased with reinvested dividends or optional cash payments will be the fair market value of the Common Stock determined in accordance with the Plan. The Plan does not represent a change in Bancorp's dividend policy, which will continue to depend on earnings, financial requirements and other factors, or a guarantee of future dividends.

         Any holder of record of Common Stock is eligible to participate in the Plan. Beneficial owners interested in participating in the Plan indirectly through brokers or nominee shareholders should contact their brokers or nominee shareholders to determine whether, and to what extent, such indirect participation is available to them.

         This Prospectus does not cover re-sales of shares issued under the Plan to affiliates of Bancorp in connection with the Plan. No person is authorized to make use of this Prospectus in connection with any such resale.

         It is suggested that this Prospectus be retained for future reference.

                             -----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Shares of our common stock are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency


The date of this Prospectus is April 8, 2004.


                                  RISK FACTORS

         An investment in the common stock involves substantial risks. You should carefully read the following, together with the other information in this prospectus, before making a decision to purchase the common stock.

         Because County National Bank Serves A Limited Market Area In Maryland, We Could Be More Adversely Affected By An Economic Downturn In Our Market Area Than Our Larger Competitors Which Are More Geographically Diverse. Currently, our strategy as a community bank is to serve a limited market area in Anne Arundel County, Maryland, and geographic diversification is not currently part of our community bank focus. As a result, if our market area suffers an economic downturn, our business and financial condition may be more severely affected by such circumstances. Our larger bank competitors serve a more geographically diverse market area, parts of which may not be affected by the same economic conditions that exist in our market area.

         We Depend Heavily On Our Key Personnel, Including Jan W. Clark and John
G. Warner, and Our Business Could Suffer If Something Were To Happen To Either Of These Officers Or If Either Of Them Were To Leave. Mr. Clark is the president and chairman of the board of directors of CN Bancorp, Inc. and president and chief executive officer of County National Bank. Mr. Warner is the executive vice president of CN Bancorp, Inc. and County National Bank. Both of these individuals provide valuable services to us and would be difficult to replace. In addition, we rely upon these officers to develop business and maintain customer relationships. If either of these individuals were to leave for any reason, our business could suffer.

         Our Management Will Have Broad Discretion In Allocating The Net Proceeds From The Offering And May Not Allocate the Proceeds In The Most Profitable Manner. We will use the net proceeds from the offering for general corporate purposes. We have not otherwise made a specific allocation for the use of the net proceeds. Therefore, our management will have broad discretion as to the timing and specific application of the net proceeds, and investors will not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the net proceeds. Although we intend to use the net proceeds to serve CN Bancorp, Inc.'s best interests, our application may not ultimately reflect the most profitable application of the net proceeds. As a result, it is possible that our return on equity will decrease following the offering.

         Because Our Loan Portfolio Consists Largely Of Commercial Real Estate And Business Loans, Our Portfolio Carries A Higher Degree Of Risk Than Would A Portfolio Comprised Primarily Of Residential Mortgage Loans. County National Bank's loan portfolio is made up largely of commercial business loans and commercial real estate loans for owner-occupied properties. County National Bank also offers construction loans, consumer loans and mortgage loans for owner-occupied residential properties. Commercial business and commercial real estate loans generally carry a higher degree of credit risk than do residential mortgage loans because of several factors including larger loan balances, dependence on the successful operation of a business or a project for repayment, or loan terms with a balloon payment rather than full amortization over the loan term.

         If Our Allowance For Loan Losses Is Not Sufficient To Cover Actual Loan Losses, Our Earnings Will Decrease. Like all financial institutions, County National Bank maintains an allowance for loan losses to provide for loan defaults and nonperformance, based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio. Because County National Bank has only been in existence since December 1996, its loan loss experience is limited and management's evaluation of the loan loss allowance has not been tested during all economic business cycles. If management's assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, our earnings will suffer.

         The Market Value Of Our Investments Could Negatively Impact Stockholders' Equity. Bancorp has a significant amount of its bond securities investment portfolio designated as available-for-sale pursuant to Statement of Financial Accounting Standards (SFAS) No. 115 relating to accounting for investments. SFAS 115 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio be "marked to market" and reflected as a separate item in stockholders' equity, net of tax. If the market value of the investment portfolio declines, this could cause a corresponding decline in stockholders' equity.

         Government Regulation Might Negatively Impact Our Operating Results. CN Bancorp, Inc. and County National Bank operate in a highly regulated environment and are subject to examination, supervision and comprehensive regulation by federal and state regulatory agencies. Banking regulations, designed primarily for the safety of depositors and not stockholders of CN Bancorp, Inc., may limit our growth and the return to investors by restricting activities such as the payment of dividends; mergers with, or acquisitions by, other institutions; investments; loans and interest rates; interest rates paid on deposits and the creation of branch offices. Laws and regulations could change at any time, and changes could adversely affect our business. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably.

         Our Lending Limit May Limit Our Growth. We are limited in the amount we can loan to a single borrower by the amount of County National Bank's capital. Generally, under current law, we may lend up to 15% of County National Bank's unimpaired capital and surplus to any one borrower. Based upon our current capital levels, the amount we may lend is significantly less than that of many of our competitors and may discourage potential borrowers who have credit needs in excess of our lending limit from doing business with us. We accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy is not always available.

         County National Bank Faces Substantial Competition Which Could Adversely Affect Our Growth And Operating Results. County National Bank operates in a competitive market for financial services and faces intense competition from other financial institutions both in making loans and in attracting deposits. Many of these financial institutions have been in business for many years, are significantly larger, have established customer bases, have greater financial resources and lending limits than County National Bank, and are able to offer certain services that we are not able to offer.

         Our Ability To Compete May Suffer If We Cannot Take Advantage Of Technology Because We Do Not Have A Large Branch Network. Our business strategy relies less on our customers' access to a large branch network and more on personal relationships. Further, the market for financial services is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, PC banking with Internet access, telephone banking, debit cards and so-called "smart" cards. Our ability to compete successfully may depend on the extent to which we can take advantage of technological changes and the extent to which our customers embrace technology to do their banking transactions.

         We Do Not Have A Large Number Of Stockholders Or A Large Number Of Shares Outstanding. Your Ability To Sell Or Trade The Shares May be Limited. While the common stock purchased under the dividend reinvestment plan will be freely transferable by most investors immediately upon issuance, you may have difficulty selling your shares promptly, or at the prevailing price. To date, we have not seen a consistent active market for trading of the common stock. You should only invest in the common stock if you have a long-term investment objective, as you may not be able to sell your shares promptly or perhaps at all. At this time, our shares are listed in the over the counter "Bulletin Board". We have no plans to list the common stock on any national securities exchange or on The NASDAQ Stock Market at this time.

         Our Stock Value May Suffer From Anti-Takeover Provisions That May Impede Potential Takeovers. Provisions in our corporate documents and in Maryland corporate law may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include, but are not limited to:

o the election of members of our board of directors to staggered three-year terms;

o the absence of cumulative voting by stockholders in the election of directors;

o    provisions governing nominations of directors by stockholders;

o    provisions governing the submission of stockholder proposals;

o our ability to issue preferred stock and additional shares of common stock without stockholder approval;

o a supermajority voting provision which requires an 80% vote to affect a change in control or amendment to our charter;

o directors may only be removed for cause and by an affirmative vote of 80% of the stockholders; and

o    our bylaws may only be amended by our board of directors.

         These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Description Of Capital Stock" for a description of anti-takeover provisions in our corporate documents and under Maryland law.

         Stock Ownership By CN Bancorp, Inc. Management And Their Affiliates May Allow Them To Control CN Bancorp, Inc. And Block Certain Transactions That Require Stockholder Approval, Including Transactions In Which Stockholders Would Otherwise Receive A Premium For Their Shares. Our directors and officers and County National Bank's directors and officers currently own 337,754 shares of our common stock and assuming the exercise of all options which they hold, own 648,185 shares of our common stock. This represents approximately 24.90% of the outstanding shares and 38.88% of the outstanding shares assuming the exercise of all options which they hold. Some directors and officers may elect to participate in the Plan resulting in increased Common Stock ownership. Because of the large percentage of stock held by our, and County National Bank, directors and officers, these persons could influence the outcome of any matter submitted to a vote of our stockholders. In particular, because more than 20% of the shares outstanding are held by such persons, this group could, by voting against a proposal submitted to stockholders, block the approval of any proposal which requires the affirmative vote of 80% of the stockholders. Those proposals include certain business combinations and charter amendments.

         Because Our Stock Is Not Guaranteed Or Insured By Any Governmental Agency You Could Lose Your Entire Investment. The shares of common stock offered by this prospectus are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risk, including the possible loss of your entire investment.

         If We Issue Additional Stock In The Future, Your Percentage Of Ownership Of CN Bancorp, Inc. Will Be Reduced. As a stockholder of CN Bancorp, Inc., you will not have preemptive rights with respect to the issuance of additional shares of common stock or the issuance of any other class of stock. This means that if we decide to issue additional shares of stock, you will not automatically be entitled to purchase additional shares to maintain your percentage of ownership. In addition, if we sell additional shares in the future, it is possible that those shares may be issued on terms more favorable than the terms under which you purchase shares under the Plan. Also, we have issued warrants to purchase 343,431 shares of common stock at $10.00 per share. The exercise of these warrants or options would dilute your ownership interest in CN Bancorp, Inc.

         You May Experience Immediate Dilution In Net Tangible Book Value Per Share. The offering price of the common stock under the Plan may be higher than the book value per share of the common stock. Consequently, investors in the offering may incur immediate and substantial dilution.

         Our Ability To Pay Cash Dividends Is Restricted By Government Regulations And Will Be Dependent Upon The Success of County National Bank. Holders of shares of our common stock are entitled to dividends if, when and as declared by our board of directors out of funds legally available for that purpose. Although we have paid dividends in the past and anticipate that we will continue to pay dividends in the future, our ability to pay dividends will depend on our compliance with certain dividend regulations imposed upon us as a bank holding company. Also, our ability to pay dividends may depend on the ability of County National Bank to pay dividends to us. County National Bank's ability to pay dividends to us is dependent upon its profitability and compliance with certain regulatory requirements applicable to it. We cannot assure Participants that we will be able to continue paying dividends

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Portions of this prospectus may include forward-looking statements such as: statements of CN Bancorp Inc.'s goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of loan quality, probable loan losses, liquidity, off-balance sheet arrangements, and interest rate risk; and statements of its ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, CN Bancorp Inc.'s past growth and performance do not necessarily indicate its future results.


                             DESCRIPTION OF THE PLAN

         The Dividend Reinvestment and Stock Purchase Plan follows:

SECTION 1.  PURPOSE OF THE PLAN

The purpose of this Dividend Reinvestment and Stock Purchase Plan (Plan) is to provide Shareholders of CN Bancorp, Inc. (Bancorp) with a convenient and economical method of investing cash dividends and optional cash payments in additional shares of common stock without payment of any brokerage commissions or service charges. The Plan allows Shareholders to elect to become Participants in the Plan and thereafter to receive dividends, if and when declared by the Board of Directors, in the form of common stock rather than cash distributions.

Shares issued under the Plan by CN Bancorp, Inc. will be from authorized but un-issued shares.

Neither the existence of this Plan, nor the participation in the Plan by any Shareholder, ensures or guarantees the continued payment of cash dividends by Bancorp in the future, or the amount of any such dividend which may be declared by the Board of Directors. Bancorp reserves the right to change its dividend policy at any time.

The Plan is administered by the Plan Administrator and is governed by the provisions of this Plan document.

SECTION 2.  DEFINITIONS

In this Plan, whenever the content so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other, the terms "he", "his", and "him" shall refer to a Participant, and the capitalized terms shall have the following meanings:

Account: The account maintained to record the shares credited to a Participant and other related information under the provisions of the Plan. See Section 8.

Bancorp: CN Bancorp, Inc., a company organized under the laws of Maryland.

Board of Directors: The Board of Directors of Bancorp.

Code: The Internal Revenue Code of 1986, as amended.

Common Stock: Shares of voting common stock, par value $10.00 per share, of Bancorp.



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


Declaration Date: The date on which the Board of Directors declares a cash dividend distribution on shares of Common Stock.

Optional Cash Payment Form: The form that, when properly completed and delivered with the appropriate amount of funds, allows a Participant to purchase shares under the Plan in addition to shares purchased with reinvested dividends. See
Section 4.

Participant: A Shareholder who elects to participate in the Plan. See Section 3.

Payable Date: The date on which dividends are reinvested.

Plan: CN Bancorp Dividend Reinvestment and Stock Purchase Plan.

Plan Administrator: CN Bancorp, Inc.

Record Date: The date set by the Board of Directors for determining which Shareholders are entitled to receive a particular dividend. Shareholders of record on the Record Date are entitled to receive the dividend.

Shareholder: A lawful holder of record of Common Stock.

Shareholder Authorization Form: The form that, when properly completed, executed and delivered to the Plan Administrator, allows a Shareholder to participate in the Plan. See Section 3.

SECTION 3.  ELIGIBILITY

All Shareholders are eligible to participate in the Plan, subject to the limitations set forth below. If the Common Stock is not held of record by the beneficial owner of such shares, to become a Participant the beneficial owner must make appropriate arrangements for the Shareholder of record of such Common Stock to either become a Participant or transfer the Common Stock to the name of the beneficial owner.

A Shareholder becomes a Participant upon completion and return of the Shareholder Authorization Form to the Plan Administrator. Shareholders may become Participants at any time. Any Shareholder who does not elect to participate in the Plan will continue to receive any cash dividends declared by the Board of Directors in cash. A Shareholder already participating in the Plan will continue to participate until such Shareholder gives notice to the Plan Administrator that he wishes to withdraw from the Plan. See Section 12.

Bancorp will permit, when practical, a Shareholder to elect to participate in the Plan with respect to a portion of the shares of Common Stock registered in his name. If a Shareholder designates a number of shares to participate in the Plan, and Bancorp accepts such election, only that number of shares plus shares credited to his Account under the Plan, (up to the total of shares Registered in his name at a given Declaration Date) will be deemed to participate in the Plan.

The right to participate in the Plan is not transferable. Shareholders who reside in jurisdictions in which it is unlawful for Bancorp to permit their participation are not eligible to participate in the Plan. Bancorp also reserves the right to exclude a Shareholder who resides in a foreign country or in a jurisdiction that requires registration or qualification of the Common Stock or registration of Bancorp or its directors, officers or other employees as broker-dealers or agents in connection with sales pursuant to the Plan.

SECTION 4.  OPTIONAL CASH PAYMENTS

A Participant who wishes to make an optional cash payment must forward a check or money order payable to the Plan Administrator for the amount of the optional cash payment together with a completed Optional Cash Payment Form. Only Participants in the Plan are eligible to make optional cash payments. Optional Cash Payment Forms are available from the Plan Administrator.



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


Bancorp historically has declared dividends on a quarterly basis in the months of March, June, September, and December with the dividends payable in April, July, October and January. It is anticipated that this practice of paying dividends on a quarterly basis will continue. The Board of Directors, however, reserves the right to change Bancorp's dividend policy, or the dates, frequency or amount of dividends or to cease payment of dividends.

Participants may make optional cash payments as often as once a quarter. The Optional Cash Payment Form along with check (or signed withdrawal ticket from a County National Bank account) must be received by Bancorp by the fifth business day of the Payable Date month (currently April, July, October and January) to be invested in Common Stock on the dividend Payable Date. Optional cash payments that are received after the fifth business day in the respective month will be returned to the Participant. The minimum optional cash payment is $500.00 per quarter, and the maximum optional cash payment is $5,000.00 per quarter. The same amount of optional cash payments need not be made each quarter, and there is no obligation to make optional cash payments after a participant is enrolled in the Plan. Amounts received in excess of the maximum optional cash payment (or below the minimum optional cash payment) will be returned to the Participant. No interest will be paid on Optional Cash Payments.

The Plan Administrator, at its sole discretion, may return un-invested a Participant's Optional cash payment if such Participant displays a pattern of selling Common Stock to finance the Optional cash payment and maintaining substantially the same Common Stock ownership before and after the Optional cash payment. Such activity is outside the intent of the Plan and can be detrimental to other stockholders.

SECTION 5.  CREDITING OF ACCOUNTS

If the Plan Administrator receives a Shareholder Authorization Form signed by a Shareholder who is entitled to receive a dividend declared by the Board of Directors before the Declaration Date for the next dividend payment, the Participant's next dividend payment will be invested on the Payable Date in shares of Common Stock under the Plan. Optional cash payments made by a Participant will be used to purchase Common Stock on the Payable Date if the Participant has properly delivered an Optional Cash Payment Form and payment as described herein. See Section 4.

All cash dividends declared on Common Stock designated by a Participant as participating in the Plan will be invested in additional shares of Common Stock under the Plan until he withdraws from participation in the Plan (under the provisions of Section 12) or the shares are transferred of record to a new owner.

All Common Stock acquired under the Plan will be credited to Participants' Accounts.

SECTION 6.  NUMBER OF SHARES CREDITED TO PARTICIPANT'S ACCOUNT

The Account of each Participant who has elected to have cash dividend payments invested in additional shares of Common Stock will be credited as of the Payable Date with the number of shares, including fractional shares, of Common Stock determined in accordance with the following formula:



      Number of Shares                 Dollar Amount of Cash Dividend Declared per Share x Number
      Credited under                of Shares Participating in the Plan + (Any Optional Cash Payment)
                                   -----------------------------------------------------------------
      the Plan         =                         Fair Market Value Per Share of Common Stock



Fractional shares shall be computed to, and truncated at, three decimal places. "Fair market value" of the Common Stock shall mean the average of the best bid and best ask price as reported on the OTC Bulletin Board on the Declaration Date. If there are no bid or ask prices posted on the OTC Bulletin Board on the Declaration Date, the fair market value for purposes of the Plan shall be determined by the Plan Administrator on the basis of prior or subsequent dates as it shall deem appropriate. If the OTC Bulletin Board quotations are no longer available, the Plan Administrator may choose another similar reporting service or information from market makers to determine best bid and best ask prices for use in the determination of "fair market value". No shares will be sold under the Plan at less than the par value ($10.00 per share) of such shares.

SECTION 7.  VOTING OF SHARES CREDITED UNDER THE PLAN

Prior to each annual or special meeting of Shareholders, each Participant will receive a proxy or proxies, covering the shares of Common Stock in his Account under the Plan and shares of Common Stock represented by stock certificates in his name. If the proxy or proxies are properly executed and marked for voting and delivered in time to be counted at the meeting, all shares of Common Stock in the Participant's Account and registered in his name will be voted as indicated by the Shareholder. A Participant or his duly appointed representative may also attend the annual or special meeting and vote his shares of Common Stock at such meeting.

SECTION 8. STATEMENT OF ACCOUNTS OF PARTICIPANTS AND OTHER DISCLOSURE OF INFORMATION

Each Participant will receive a statement of his Account as soon as practical after each Payable Date. This statement will generally contain the following:

     (1) Name and address of the Participant,
     (2) Account number under the Plan,
     (3) Taxpayer Identification Number,
     (4) Payable Date,
     (5) Dividends declared by the Board of Directors,
     (6) Number of shares of Common Stock credited to the Participant's Account during the applicable period through the reinvestment of dividends and application of optional cash payments,
     (7) Price per share for the applicable Payable Date, and
     (8) Total number of shares of Common Stock held by the Participant under the Plan.

Statements of account may also indicate when Optional Cash Payments must be received by the Plan Administrator for the next expected dividend, assuming that Bancorp will declare such dividend. (See Section 4.) Participants should retain their Account statements as ongoing statements of their Account under the Plan and for income tax purposes.

In addition to such statements of Account, each Participant will receive all disclosure statements otherwise sent to Shareholders, including the annual report, notices of shareholder meetings, and proxy statements of Bancorp.

SECTION 9.   EXPENSES OF ADMINISTRATION

Participants will not be charged brokerage or commission fees or service charges in connection with purchases of shares of Common Stock under the Plan. All administrative expenses of the Plan will be paid by Bancorp.

SECTION 10.  DIVIDENDS ON SHARES CREDITED UNDER THE PLAN

All cash dividends declared on the Common Stock credited to a Participant's Account will be reinvested in additional shares of Common Stock under the Plan, and will be credited to the Participant's Account.

SECTION 11.  CERTIFICATES FOR SHARES CREDITED UNDER THE PLAN

Certificates will be issued to a Participant for whole shares of Common Stock in the Participant's Account (1) if the Participant does not withdrawal from the Plan, upon the Participant's written request to the Plan Administrator accompanied by payment of a twenty-five dollar ($25.00) fee per requested paper certificate, (2) if the Participant withdraws from the Plan (under the provisions of Section 12), or (3) if Bancorp terminates the Plan (under Section
15). Any remaining whole or fractional shares will continue to be held by the Plan Administrator. No certificate for fractional shares will be issued. Dividends on fractional shares will continue to be credited to a Participant's Account as described in Section 10, unless the Participant withdraws from the Plan (under the provision of Section 12), or the Plan is terminated. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment.

SECTION 12.  WITHDRAWAL FROM THE PLAN

Participation in the Plan is entirely voluntary, and a Participant may request to withdraw from the Plan, and terminate reinvestment of dividends with respect to all of his shares, at any time by notifying the Plan Administrator in writing. Withdrawal of Plan participation also eliminates the Participant's ability to make Optional Cash Payments under the Plan. A Participant who withdrawals from the Plan may not re-enter the Plan for a period of six months from the date of withdrawal.

Upon withdrawal from the Plan, the Participant will receive certificates representing all whole shares of Common Stock then credited in his Account. Any fractional shares in the Participant's Account shall be redeemed for cash in an amount equal to the fraction of a whole share times the average of the best bid and best ask price as reported on the OTC Bulletin Board on the last trading day prior to the date of withdrawal.

If the request to withdraw is received on or after the Declaration Date for a cash dividend payment, any dividend paid on the corresponding Payable Date will be reinvested in additional shares of Common Stock and credited to the withdrawing Participant's Account in accordance with the provisions of the Plan. The request to withdraw will then be processed promptly following such Payable Date. Thereafter, all cash dividends will be paid to the withdrawing Participant in cash. A Shareholder may elect to again become a Participant at any time subsequent to withdrawal from the Plan.

If a request to withdraw is received at least three (3) business days before a Payable Date, any optional cash payment not yet applied to the purchase of Common Stock will be returned to the Participant. If the request is made after that date, any optional cash payment may be used to purchase Common Stock as of the Payable Date or returned to the Participant, at the discretion of the Plan Administrator.

If a Participant disposes of any or all of his shares of Common Stock registered in his name other than shares credited to the Participant's Account under the Plan, the shares of Common Stock credited under the Plan shall continue to be administered under the provisions of the Plan unless the Participant notifies the Plan Administrator of his withdrawal from the Plan.

SECTION 13.  STOCK DIVIDEND OR STOCK SPLIT

Any shares of Common Stock issued in connection with a stock split or stock dividend on Common Stock held under the Plan will be added to Participants' Accounts under the Plan.

After declaration of a stock dividend or stock split by Bancorp, a statement will be sent to each Participant indicating the number of shares of stock credited to his Account under the Plan as a result of the stock dividend or stock split. The information regarding the stock dividend or stock split may be incorporated into the Participant's statement of Account (as provided in Section
8).

SECTION 14.  FEDERAL TAX INFORMATION

A Participant who has cash dividends reinvested in additional shares of Common Stock under the provisions of the Plan will be treated for federal income tax purposes (under the Code) as having received a cash dividend in an amount equal to the aggregate "fair market value" (determined under Section 6 as of the applicable Payable Date) of all whole and fractional shares credited to the Participant's Account in respect of that dividend. A Participant will not recognize income for federal income tax purposes upon the purchase of Common Stock under the Plan with optional cash payments. The Participant's tax basis (under the Code) in the shares credited under the Plan will be an amount equal to such shares' "fair market value" as determined under Section 6.

A Participant also will realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share interest credited to the Participant's Account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the fractional share interest and the tax basis of that interest.

A Participant will not recognize any taxable income upon receipt of certificates for whole shares credited to the Participant's Account, either upon the Participant's request for certain of these shares or upon termination of participation in the Plan.

THE TAX CONSEQUENCES AS SET FORTH ABOVE ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE RELIED UPON AS A LEGAL OR ACCOUNTING OPINION IN REGARD TO A PARTICULAR PARTICIPANT'S CIRCUMSTANCES. EACH SHAREHOLDER CONSIDERING PARTICIPATING IN THE PLAN IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE FEDERAL, STATE AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN BASED UPON HIS OR HER PARTICULAR FACTS AND CIRCUMSTANCES.

SECTION 15.  TERMINATION BY BANCORP

Although Bancorp intends to continue the Plan in the future, the Board of Directors reserves the right to amend, suspend, modify, or terminate the Plan at any time. Written notice of any such amendment, suspension, modification, or termination will be sent by Bancorp to Participants within thirty (30) days following any such action.

SECTION 16.  ADMINISTRATION OF THE PLAN

The Plan will be administered CN Bancorp, Inc., 7401 Ritchie Highway, Glen Burnie, Maryland 21060, telephone number (410) 760-7000. The Plan Administrator will be liable for any act done in good faith or for good faith omission to act, including, but not limited to, any claim or liability arising out of failure to terminate a Participant's Account upon a Participant's death prior to receipt of notice in writing of such death.

Bancorp cannot assure Participants of a profit or protect them against a loss on the shares credited to their Accounts under the Plan. Shares of Common Stock credited to a Participant's Account are subject to market investment risk. Because of potential delay in processing a Participant's request to issue a certificate for shares of Common Stock in his Account, a Participant may not be able to sell his Account shares as quickly as his shares that are already in certificate form. No provision in the Plan shall be construed as any assurance by Bancorp that the Board of Directors will declare dividends in the future.

Bancorp reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the prudent and financially sound operation of the Plan. The Plan will be governed by the laws of the State of Maryland, and by any applicable federal tax or securities laws.


                                 USE OF PROCEEDS

         The net proceeds from the sale of Common Stock offered pursuant to the Plan will be used for general corporate purposes including investments and extensions of credit.

                         DETERMINATION OF OFFERING PRICE

         The per share selling price will be the "Fair market value" of the Common Stock. "Fair market value" of the Common Stock shall mean the average of the best bid and best ask price as reported on the OTC Bulletin Board on any dividend Declaration Date. If there are no bid or ask prices posted on the OTC Bulletin Board on the Declaration Date, the fair market value for purposes of the Plan shall be determined by the Plan Administrator on the basis of prior or subsequent dates as it shall deem appropriate. If the OTC Bulletin Board quotations are no longer available, the Plan Administrator may choose another similar reporting service or information from market makers to determine best bid and best ask prices for use in the determination of "fair market value". No shares will be sold under the Plan at less than the par value ($10.00 per share) of such shares.

                                    DILUTION

         Stockholders who do not elect to participate in the Plan will suffer dilution in their voting rights and their proportional interest in any future net earnings of the Bancorp. Also, the selling price of the Common Stock under the Plan may be higher than the book value per share of the common stock. Consequently, investors in the offering may incur immediate dilution.

                              PLAN OF DISTRIBUTION

         Common Stock sales will only be to existing shareholders in accordance with the Plan requirements with no sales charges being incurred by the purchasers of the Common Stock.

                        DESCRIPTION OF OUR CAPITAL STOCK

         Our authorized capital stock consists of 5,000,000 shares of common stock, $10.00 par value, and 5,000,000 shares of preferred stock, $0.01 par value. As of the date of this prospectus, 1,356,565 shares of common stock are issued and outstanding and held by 390 stockholders of record. In addition, warrants to purchase 343,431 shares of common stock are outstanding as of the date of this prospectus. The following summary of certain terms of our common stock and preferred stock is necessarily general and reference should be made in each case to our charter and bylaws.

         In general, stockholders or subscribers for our stock have no personal liability for the debts and obligations of CN Bancorp, Inc. because of their status as stockholders or subscribers, except to the extent that the subscription price or other agreed consideration for the stock has not been paid.

         Common Stock. We are authorized to issue 5,000,000 shares of common stock, par value $10.00 per share. As of the date of this prospectus, there were 1,365,565 shares of our common stock issued and outstanding, and 343,431 shares reserved for issuance upon the exercise of our outstanding warrants. The outstanding shares of common stock currently are, and the shares of common stock to be issued pursuant to the Plan will be, upon payment as described in this prospectus, fully paid and non-assessable. Subject to all rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when the board of directors of CN Bancorp, Inc. declares dividends from funds legally available. In addition, holders of common stock share ratably in the net assets of CN Bancorp, Inc. upon the voluntary or involuntary liquidation, dissolution or winding up of CN Bancorp, Inc., after distributions are made to anyone with more senior rights.

         In general, each outstanding share of common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. Holders of common stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe to any securities of CN Bancorp, Inc.

         Our charter grants to the board of directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, the board of directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no plans to classify or reclassify any unissued shares of our common stock.

         Preferred Stock. We are authorized to issue 5,000,000 shares of preferred stock, par value $0.01 per share. Shares of preferred stock may be issued from time to time by the board of directors in one or more series. Prior to issuance of shares of each series of preferred stock, the board of directors is required by the Maryland General Corporation Law ("MGCL") to fix for each series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. The board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no present plans to issue any preferred stock. Anti-Takeover Provisions in our Charter and Bylaws

         Extraordinary Transactions. Pursuant to the MGCL, a corporation generally cannot amend its charter (except in compliance with specific provisions of the MGCL), consolidate, merge, sell, lease or exchange all or substantially all of its assets, engage in a share exchange or liquidate, dissolve or wind-up unless such acts are approved by the affirmative vote of at least two-thirds of the shares entitled to vote on the matter, unless a lesser or greater percentage is set forth in the corporation's charter. Our charter requires that these matters be approved by the affirmative vote at least 80% of all the votes entitled to be cast.

         Classification of the Board of Directors. Our charter and bylaws provide that we shall have six directors, and that the number of directors may be increased or decreased by the board of directors. Our directors are divided into three classes - Class A, Class B and Class C - each class consisting of an equal number of directors, or as nearly equal as possible and each director serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. A classified board of directors promotes continuity and stability of management but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. We believe that classification of the board of directors will help to assure the continuity and stability of CN Bancorp, Inc.'s business strategies and policies as determined by the board of directors.

         Absence Of Cumulative Voting. There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation's board of directors. The absence of cumulative voting means that the holders of a majority of our shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

         Removal of Directors. Our charter and bylaws provide that a director may only be removed by the affirmative vote of at least 80% of the votes entitled to be cast on the matter. Furthermore, the MGCL provides that if a corporation's directors are divided into classes, a director may only be removed for cause.

         Amendment of Bylaws. Our bylaws may only be amended by our Board of Directors. Stockholders have no authority to amend our bylaws.

         Authorized Shares. As indicated above, our charter authorizes the issuance of 5,000,000 shares of common stock and 5,000,000 shares of preferred stock. The authorization of a large number of common and preferred stock provides our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock options or other stock based compensation (although no such compensation exists as of the date of this prospectus). However, the unissued authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of CN Bancorp, Inc. Also, as indicated above, the board of directors' right to reclassify any unissued shares of common stock and to set the terms of one or more series of preferred stock has anti-takeover effects.

         Procedures For Stockholder Nominations And Proposals. Our bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to our secretary at least 60 and not more than 90 days prior to the meeting. Nominations and proposals that fail to follow the prescribed procedures will not be considered. We believe that it is in our and our stockholders best interests to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors or proposals for new business. This advance notice requirement also may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

         Limitations On Liabilities. Our charter provides that the personal liability of our directors and officers for monetary damages is eliminated to the fullest extent permitted by Maryland law. Maryland law currently provides that directors and officers of corporations that have adopted such a provision will generally not be so liable, except:

     o To the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; and

     o To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         Our charter also provides that we will indemnify our officers and directors against liabilities and will advance expenses to such persons prior to a final disposition of an action to the fullest extent permitted by Maryland law. The rights of indemnification provided in our charter are not exclusive of any other rights which may be available under any insurance or other agreement, by resolution of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, our bylaws authorize us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of CN Bancorp, Inc., whether or not we would have the power to provide indemnification to such person.

         These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under provisions of our charter, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Anti-Takeover Provisions in the MGCL.

         In addition to the provisions contained in our charter and bylaws, the MGCL includes certain provisions applicable to Maryland corporations that may have an anti-takeover effect, including, but not limited to, the provisions discussed below.

         Business Combinations. Under the MGCL, certain "business combinations" between a Maryland corporation and an "Interested Stockholder" (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
(i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. They also do not apply if the company has fewer than 100 beneficial owners of stock.

         Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

         Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Summary of Anti-Takeover Provisions

         The foregoing provisions of our charter and bylaws and Maryland law could have the effect of discouraging an acquisition of CN Bancorp, Inc. or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make CN Bancorp, Inc. less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

         Our board of directors believes that the provisions described above are Prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believes that these provisions are in CN Bancorp, Inc.'s best interests and the best interests of its stockholders. In the board of directors' judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of the stockholders. Accordingly, the board of directors believes that it is in CN Bancorp, Inc.'s best interests and in the best interests of its stockholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of CN Bancorp, Inc.'s true value and where the transaction is in the best interests of all stockholders.

         Despite the board of directors' belief as to the benefits to CN Bancorp, Inc. of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for CN Bancorp, Inc. by Kennedy, Baris & Lundy, L.L.P.

                                     EXPERTS

         The consolidated financial statements of Bancorp as of December 31, 2003 and 2002, and for each of the years in the two-year period ended December 31, 2003, have been incorporated herein by reference in reliance upon the report of Beard Miller Company LLP, independent certified public accountants, with respect thereto, and upon the authority of said firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         We file annual, quarterly and special reports with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a World Wide Web site on the Internet at "http://www.sec.gov" that contains reports, proxy and information statements, and other information regarding companies, including Bancorp, that file electronically with the SEC.

        We have filed a Registration Statement on Form S-3 with the SEC, and this prospectus was included in the Registration Statement. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the Registration Statement. . SEC regulations require us to "incorporate by reference" information into this prospectus, which means that important information is disclosed by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus. Information incorporated by reference from earlier documents is superceded by information that in included in this prospectus or is incorporated by reference from more recent documents, to the extent that they are inconsistent.

        The following documents, filed with the SEC by Bancorp under the Exchange Act, are incorporated in and made a part of this prospectus by reference:

          (a) CN Bancorp, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2003;

          (b) Current Reports on Form 8-K filed on January 5, 2004, January 9, 2004 and January 15, 2004.

All documents subsequently filed by Bancorp pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus, t the extent they are deemed to be filed, and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Bancorp will furnish without charge to each person to whom this prospectus is delivered, upon such person's written or oral request, a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                                CN Bancorp, Inc.
                              7401 Ritchie Highway
                           Glen Burnie, Maryland 21061
                 Attention: Shirley Palmer, Corporate Secretary
                                 (410) 760-7000

         The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize all material provisions of such contracts or other documents. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.

         No one is authorized to give you information that is not included in this prospectus. If someone gives you any other information, you should not rely upon it because we may not have authorized the use of that information. We may deliver this prospectus to a prospective investor and/or sell shares of common stock in the offering even if the information in this prospectus changes after the date on the cover of this prospectus.

         This prospectus is not an offer to sell the common stock and is not a solicitation of an offer to buy the common stock in any state where the offer or sale is not permitted.




 No one has been authorized to give any information or
 to make any representations in connection with the
 subscription or community offering, other than those                                 CN Bancorp, Inc.
 contained in this prospectus.  You may not assume
 that we have authorized any other information or
 representations.  The delivery of this prospectus and                             Shares Of Common Stock
 the sale of our common stock does not mean that there
 has been no change in our affairs since the date of
 this prospectus.  This prospectus is not an offer to                               Up to 200,000 Shares
 sell or a solicitation of an offer to buy securities
 in any state where the offer or sale is not
 permitted.


          TABLE OF CONTENTS
                                      Page
                                      ----
                                                                                   ----------------------
 Risk Factors
 Special Note Regarding Forward-Looking                                                  PROSPECTUS
 Statements                                                                        ______________________
 Description of Plan
 Use of
 Proceeds
 Description of Our Capital Stock
 Legal
 Matters
 Experts
 Where You Can Find Additional
 Information


                                                                                        April 8, 2004



 ===========================================================================================================================


                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



    *  SEC registration fee                                                $356
    *  Printing and word processing                                         700
    *  Legal fees and expenses                                            2,000
    *  Accounting fees and expenses                                     -
    *  Blue Sky filing fees and expenses (including counsel fees)           500
    *  Other expenses                                                       500
                                                                  --------------
                Total                                                    $4,056
                                                                  ==============

  * Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Bancorp's Articles of Incorporation generally provide for indemnification to the extent authorized by applicable law. Section 2-418 of the Maryland General Corporation Law sets forth circumstances under which directors, officers, employees and agents of Bancorp may be insured or indemnified against liability which they may incur in their capacities:

         2-418 INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. --
(a) In this section the following words have the meanings indicated.

(1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, other enterprise, or employee benefit plan.

(2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

(3)  "Expenses" include attorney's fees.

(4) "Official capacity" means
         the following:

(i) When used with respect to a director, the office of director in the corporation; and

(ii) When used with respect to a person other than a director as contemplated in sub-section (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(iii)"Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

(b)(1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i) The act or omission of the director was material to the matter giving rise to the proceeding; and

1.   Was committed in bad faith; or

2.   Was the result of active and deliberate dishonesty; or

(ii) The director actually received an improper personal benefit in money, property, or services; or

(iii)In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2)(i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

(ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3)(i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttal presumption that the director did not meet that standard of conduct.

(c) A director may not be indemnified under subsection (B) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d)  Unless limited by the charter:

(1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (B) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2) A court of appropriate jurisdiction upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i)  If it determines a director is entitled to  reimbursement  under  paragraph
     (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

(e)(1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2)  Such determination shall be made:

(i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (I) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii) By the stockholders.

(3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that
     indemnification  is  permissible.   However,   if  the  determination  that
     indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f)(1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i)  A written  affirmation by the director of the director's  good faith belief
     that  the  standard  of  conduct  necessary  for   indemnification  by  the
     corporation as authorized in this section has been met; and

(ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3) Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.

(g) The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders of directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h) This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding. (i) For purposes of this section:

(1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

(2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fined; and

(3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation. (j) Unless limited by the charter:

(1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract. (k)(1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

(3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l) Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

     The exhibits filed as part of this Registration Statement are as follows:

        Exhibit
        Number                        Description
        ------                        -----------

         4.2      Dividend  Reinvestment  and Stock Purchase Plan  Authorization
                  Form

         5 Opinion of Kennedy, Baris & Lundy, L.L.P., with respect to the validity of the Common Stock being registered

         23.1     Consent of Beard Miller Company LLP, independent auditors

         23.2 Consent of Kennedy, Baris & Lundy, L.L.P. (Contained in their opinion filed as Exhibit 5 hereto)

         24       Power of Attorney of certain directors and officers of Bancorp

         99       Letter to Shareholders

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

 (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glen Burnie, Maryland on xxxx xx, 2004.

                                CN Bancorp, Inc.

                           By: /s/ Jan W. Clark
                              -----------------------------------
                              Jan W. Clark
                              President and Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


Name                          Position                                                 Date

 /s/ Jan W. Clark             Chairman of the Board of Directors,                      April 8, 2004
------------------------      President, Chief Executive Officer,
Jan W. Clark                  (Principal Executive Officer)


 /s/ Michael T. Storm         Chief Financial Officer (Principal Financial and         April 8, 2004
------------------------      Accounting Officer)
Michael T. Storm


_______*                      Vice Chairman of the Board of Directors                  April 8, 2004
------------------
John E. DeGrange, Sr.


         *                    Treasurer and Director                                   April 8, 2004
------------------------
Carl L. Hein, Jr.


         *                    Director                                                 April 8, 2004
------------------------
Creston G. Tate


 /s/ John G. Warner           Executive Vice President and Director                    April 8, 2004
------------------------
John G. Warner


______*                       Director                                                 April 8, 2004
------------------
Gerald V. McDonald



* By:    /s/ Jan W. Clark
         ----------------
         Jan W. Clark
         Attorney-in-fact





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